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                                                                      EXHIBIT 21

SUBSIDIARIES

The companies listed below are the significant subsidiaries of the Company.

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                                                                 ORGANIZED UNDER
NAME OF COMPANY                                                      LAWS OF
- ---------------                                                  ---------------
DOMESTIC
 .  Interocean Advertising Corporation of Illinois                 Illinois
 .  Zenith Distributing Corporation of Illinois                    Illinois
 .  Zenith Electronics Corporation of Arizona                      Arizona
 .  Zenith Electronics Corporation of Pennsylvania                 Pennsylvania
 .  Zenith Electronics Corporation of Texas                        Texas
 .  Zenith/Inteq, Inc.                                             Delaware
 .  Zenith Video Tech Corporation                                  Delaware
 .  Zenith Video Tech Corporation--Florida                         Delaware

INTERNATIONAL
 .  Zenith Radio Canada, Ltd.                                      Canada
 .  Zenith Taiwan Corporation                                      Taiwan
 .  Zenith Electronics (Ireland), Ltd.                             Ireland
 .  Zenith Electronics (Europe), Ltd.                              United Kingdom
 .  Productos Magneticos de Chihuahua, S.A. de C.V.                Mexico
 .  Telson, S.A. de D.V.                                           Mexico
 .  Zenco de Chihuahua, S.A. de C.V.                               Mexico
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